Exhibit 99.1

PRESS RELEASE
June 11, 2007
For further information contact:
David M. Bradley, Chairman
North Central Bancshares, Inc.
825 Central Avenue
Fort Dodge, Iowa 50501
515-576-7531

KYLE COOK JOINS NORTH CENTRAL BANCSHARES, INC. AS
CHIEF FINANCIAL OFFICER

Fort Dodge, Iowa, June 11, 2007 - North Central Bancshares, Inc. (the "Company") (Nasdaq: FFFD), the holding company for First Federal Savings Bank of Iowa (the "Bank"), announced that Kyle C. Cook has been appointed Chief Financial Officer and Treasurer of the Company and Bank, effective June 11, 2007. Mr. Cook, age 34, is a Certified Public Accountant. Just prior to joining the Company, Mr. Cook was Chief Financial Officer for Liberty Bank F.S.B., West Des Moines, Iowa for three years. Mr. Cook began his career with KPMG LLP and was employed from 1996 to 2004, most recently as a tax senior manager. Mr. Cook received his Bachelor of Arts degree in Accounting from the University of Northern Iowa.
North Central Bancshares, Inc. Chairman, President and CEO David M. Bradley said, “We are very excited to have Kyle join our team. We believe that the financial management, leadership and energy he brings will help our Company execute its focus on earnings and shareholder value creation in this highly competitive industry.”
The Company serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington and Mount Pleasant, Iowa through the Bank, headquartered in Fort Dodge, Iowa. The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law. The Company's stock is traded on The Nasdaq National Market under the symbol "FFFD".